UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                              --------------------



                                    FORM 8-K


                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of Earliest Event Reported): August 17, 2004


                            VALENCE TECHNOLOGY, INC.
             (Exact Name of Registrant as Specified in its Charter)



          Delaware                      0-20028                  77-0214673
(State or Other Jurisdiction          (Commission              (IRS Employer
      of Incorporation)               File Number)           Identification No.)



                      6504 Bridge Point Parkway, Suite 415
                               Austin, Texas 78730
               (Address of Principal Executive Offices, Zip Code)


                                 (512) 527-2900
              (Registrant's Telephone Number, Including Area Code)


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ITEM 5. OTHER EVENTS AND REQUIRED FD DISCLOSURE.

     Our Board of Directors appointed Dr. Vassilis G. Keramidas to the Board effective August 17, 2004. A vacancy on the Board was created when the Board voted to expand its size from four to five Directors. Dr. Keramidas has extensive experience in the development and commercialization of intellectual property and new energy storage technologies and currently serves as the managing director of Keramidas International Associates LLC. Previously, Dr. Keramidas served as vice president of formative technologies at Telecordia Technologies where he launched the company's first international commercialization effort. As a research scientist and director of innovative research for Bell Laboratories and Bellcore (now Telcordia), he made significant contributions to a wide range of research and development projects including solid state electronics, optoelectronics, fiberoptics, energy storage and telecommunications. Dr. Keramidas has authored or co-authored over 160 technical publications and holds several patents. Dr. Keramidas's initial term will expire on the 2004 Annual Meeting of Stockholders, at which time it is expected that he will stand for re-election along with the remaining members of the Board.

     With Dr. Keramidas's addition to the Board of Directors, the Audit Committee of the Board has been reconstituted and is now comprised of Dr. Keramidas, Bert Roberts and Al Shugart. The Board has determined that Dr. Keramidas meets the definition of an independent director for purposes of both the Board and the Audit Committee under the listing requirements of the Nasdaq SmallCap Market and the federal securities laws and Valence is in compliance with those rules as they will be in effect as of Valence's 2004 Annual Meeting of Stockholders.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



August 19, 2004                         VALENCE TECHNOLOGY, INC.



                                  By:  /s/ Kevin W. Mischnick
                                       -------------------------------
                                           Kevin W. Mischnick
                                           Vice President of Finance and
                                           Assistant Secretary